                    CONFIDENTIAL PRIVATE OFFERING MEMORANDUM








                                     [LOGO]

                         AMPERSAND MEDICAL CORPORATION








                                   $5,000,000





         1,250,000 SHARES OF SERIES B 10% CONVERTIBLE PREFERRED STOCK -
                $0.001 PAR VALUE - STATED VALUE $4.00 PER SHARE








                   NOVEMBER 1, 2000 (AMENDED JANUARY 30, 2001)





This Offering Memorandum constitutes an offer only to:
Name:           ____________________________________
Control Number: ____________________________________

                    CONFIDENTIAL PRIVATE OFFERING MEMORANDUM

                                   $5,000,000


                                     [LOGO]
                         AMPERSAND MEDICAL CORPORATION



         1,250,000 SHARES OF SERIES B 10% CONVERTIBLE PREFERRED STOCK -
                $0.001 PAR VALUE - STATED VALUE $4.00 PER SHARE

     Ampersand Medical Corporation, a Delaware corporation (the "Company"), was formed in December 1998 as a wholly owned subsidiary of Bell National Corporation, a California corporation ("Bell"). On May 25, 1999 the stockholders of Bell approved the merger of Bell with and into the Company, with the Company as the surviving corporation. The separate existence of Bell ceased.

     The Company is hereby offering to sell (the "Offering") to "Accredited Investors" only, as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"), up to $5,000,000 (1,250,000 shares) of Series B 10% Convertible Preferred Stock, $0.001 par value, stated value $4.00 per share. If the Offering is oversubscribed, the Company may at its option, elect to sell up to an additional 250,000 shares of Series B 10% Convertible Preferred Stock to cover the oversubscribed amount.

     On January 23, 2001, the last reported sale price of Ampersand's Common Stock on the Over the Counter Bulletin Board (where it is traded under the symbol "AMPM") was $1.875 per share.

     The Offering has no minimum amount. The Company intends to accept, or reject, Share Purchase Subscription Agreements as they are received and to process the issuance of Series B 10% Convertible Preferred Shares subscribed upon receipt by the Company of cleared funds.

     The Offering will terminate on February 15, 2001, unless extended in writing by the Company. The Company reserves the right, in its sole discretion, to extend, suspend, terminate or rescind the Offering at any time.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES. THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK.

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


         This Confidential Private Offering Memorandum (the "Offering Memorandum") has been prepared solely for informational purposes from data deemed reliable by management of the Company, and it supersedes all information, written or oral, which previously may have been furnished to a potential investor.

THE SHARES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING MEMORANDUM OR ENDORSED THE MERITS OF THIS OFFERING. REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THE SHARES ARE OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED PURSUANT THERETO. THE SHARES MAY NOT BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                                                Offering Price                  Proceeds to the Company 1
                                                --------------                  -------------------------
Total Maximum Amount Offered 2                   $5,000,000                     $4,600,000


1. Before deduction of legal, accounting, and printing expenses of the Offering payable by the Company, estimated to be $25,000. The Company is offering the Shares directly to investors; no underwriter has been engaged. The Company has agreed to pay certain representatives a commission based on services rendered regarding this offering.

2. If the Offering is oversubscribed, the Company may, at its option, elect to sell up to 250,000 additional shares of Series B Convertible Preferred Stock to cover the over-subscription.

                            HOW TO PURCHASE SHARES

     To purchase Shares, a prospective purchaser should read the Confidential Private Placement Memorandum, the Registration Rights Agreement included as Exhibit E and the Share Purchase Subscription Agreement included as Exhibit G. Prospective purchasers should then complete and sign the Signature Page to the Share Purchase Subscription Agreement and the signature page to the Registration Rights Agreement included as Exhibits F and H respectively. The completed Share Purchase Subscription Agreement and Signature Page and the Registration Rights Agreement Signature Page should be delivered to the Company at the following address:

         Ampersand Medical Corporation
         Attn:  Leonard R. Prange
         414 North Orleans Street
         Suite 510
         Chicago IL  60610

     Payment for Shares can be made by check, payable to Ampersand Medical Corporation at the address above, or wire transfer to:

         Bank One
         Chicago, IL
         ABA# 071000013
         Account Name:  Ampersand Medical Corporation
         Account No. 1110021478338

     The completed Share Purchase Agreement and Signature Pages must be delivered to the Company and payment received before the Closing Date, unless extended by the Company. See "Plan of Distribution".

     Notwithstanding anything to the contrary herein, the Company is not obligated to accept payment for or otherwise sell Shares to any prospective purchaser. Inquiries regarding the procedure for purchasing Shares can be made to Leonard R. Prange, President of the Company, at (312) 222-9550.

                              AVAILABLE INFORMATION

     Ampersand is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such documents should be available for inspection or copy at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains various documents relating to Ampersand and Bell, which have been filed via the SEC's EDGAR System.

     The Company will make available to each prospective investor and such investor's representatives and advisors, if any, the opportunity to ask questions and receive answers concerning the terms and conditions of this Offering and to obtain any additional information, which the Company may possess or can obtain without unreasonable effort or expense, that is necessary to verify the accuracy of the information furnished to such prospective investor. All such questions should be directed to: Leonard R. Prange, President, Ampersand Medical Corporation, 414 North Orleans, Suite 510, Chicago, Illinois 60610, telephone number (312) 222-9550.

     The following documents, either attached as exhibits to or included with this Offering Memorandum, are made a part hereof and should be carefully reviewed prior to reaching an investment decision concerning the purchase of the Shares offered hereby:

     1. Report on Form 10-K of Ampersand for the fiscal year ended December 31, 1999.

     2.   Notice and Proxy for Annual Meeting held on May 23, 2000.

     3.   Report of Form 10Q dated November 14, 2000.

THE ORIGINAL DATE OF THIS CONFIDENTIAL PRIVATE OFFERING MEMORANDUM IS NOVEMBER 1, 2000 AND THE AMENDED DATE IS JANUARY 30, 2001).

                              IMPORTANT INFORMATION

THE INFORMATION CONTAINED IN THE OFFERING MEMORANDUM IS CONFIDENTIAL AND PROPRIETARY TO THE COMPANY AND IS BEING SUBMITTED TO SELECTED PROSPECTIVE INVESTORS SOLELY FOR SUCH INVESTORS' CONFIDENTIAL USE WITH THE EXPRESS UNDERSTANDING THAT, WITHOUT THE PRIOR EXPRESS WRITTEN PERMISSION OF THE COMPANY, SUCH PROSPECTIVE INVESTORS WILL NOT RELEASE THE OFFERING MEMORANDUM OR DISCUSS THE INFORMATION CONTAINED HEREIN OR MAKE REPRODUCTIONS OF OR USE THE OFFERING MEMORANDUM FOR ANY PURPOSE OTHER THAN EVALUATING A POTENTIAL INVESTMENT IN THE SHARES OFFERED HEREBY.

A PROSPECTIVE INVESTOR, BY ACCEPTING DELIVERY OF THE OFFERING MEMORANDUM, AGREES PROMPTLY TO RETURN TO THE COMPANY THE OFFERING MEMORANDUM AND ANY OTHER DOCUMENTS OR INFORMATION FURNISHED IF THE PROSPECTIVE INVESTOR ELECTS NOT TO PURCHASE THE SHARES OFFERED HEREBY.

THE INFORMATION PRESENTED HEREIN WAS PREPARED BY THE COMPANY AND IS BEING FURNISHED SOLELY FOR USE BY PROSPECTIVE INVESTORS IN CONNECTION WITH THIS OFFERING.

THE OFFERING MEMORANDUM DOES NOT PURPORT TO BE ALL-INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PROSPECTIVE INVESTOR MAY DESIRE IN INVESTIGATING THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED IN MAKING AN INVESTMENT DECISION WITH RESPECT TO THE SHARES. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PURCHASE OF THE SHARES. THE COMPANY WILL MAKE AVAILABLE TO ANY PROSPECTIVE INVESTOR, PRIOR TO THE CLOSING, THE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS FROM THE COMPANY OR PERSONS ACTING ON BEHALF OF THE COMPANY CONCERNING THE TERMS AND CONDITIONS OF THE OFFERING, THE COMPANY OR ANY OTHER RELEVANT MATTERS, AND TO OBTAIN ANY ADDITIONAL INFORMATION TO THE EXTENT THE COMPANY POSSESSES SUCH INFORMATION.

     THE OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NOTES IN ANY JURISDICTION OR TO ANY INVESTOR TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. EXCEPT AS OTHERWISE INDICATED, THE OFFERING MEMORANDUM SPEAKS AS OF THE DATE HEREOF. NEITHER THE DELIVERY OF THE OFFERING MEMORANDUM NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY


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


CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AFTER THE DATE HEREOF.

    THE COMPANY DISCLAIMS ANY AND ALL LIABILITIES FOR REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, CONTAINED IN, OR OMISSIONS FROM, THE OFFERING MEMORANDUM OR ANY OTHER WRITTEN OR ORAL COMMUNICATION TRANSMITTED OR MADE AVAILABLE TO THE RECIPIENT.

                             JURISDICTIONAL NOTICES

NASAA UNIFORM LEGEND

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION, OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                                TABLE OF CONTENTS

SUMMARY OF THE OFFERING                                                         10

RISK FACTORS                                                                    12

USE OF PROCEEDS                                                                 15

PRICE RANGE OF COMMON STOCK                                                     16

CAPITALIZATION                                                                  17

BUSINESS                                                                        18

MANAGEMENT                                                                      18

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT                                                                  18

DESCRIPTION OF CAPITAL STOCK                                                    19

PLAN OF DISTRIBUTION                                                            20

CERTAIN FEDERAL INCOME TAX CONSEQUENCES                                         23


                                    EXHIBITS


Annual Report on Form 10-K for Ampersand Medical Corporation
(Year Ended December 31, 1999)                                                  A

Notice and Proxy of Annual Meeting of Ampersand Medical Corporation,
(May 23, 2000)                                                                  B

Quarterly Report on Form 10-Q for Ampersand Medical Corporation
(November 14, 2000)                                                             C

Press Releases                                                                  D

Form of Registration Rights Agreement                                           E

Form of Signature Page to Registration Rights Agreement                         F

Form of Share Purchase Subscription Agreement                                   G

Form of Signature Page to Share Purchase Subscription Agreement                 H


                             SUMMARY OF THE OFFERING

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in the Confidential Offering Memorandum, including the exhibits hereto, and incorporated herein by reference. See the section of the Offering Memorandum entitled "Risk Factors" below for certain factors that investors should consider prior to purchasing Shares.

                                   THE COMPANY

     The Company, a Delaware corporation, was organized in December of 1998 as a wholly owned subsidiary of Bell. On May 25, 1999 the stockholders of Bell approved the merger of Bell with and into the Company, with the Company as the surviving corporation. The separate existence of Bell ceased.

     Bell acquired InPath, LLC, a wholly owned Delaware limited liability company ("InPath"), as a Subsidiary in December of 1998. InPath, a Chicago based Company, was developing the "InPath System" a bimolecular based medical device and related test performed at the point-of-care for both in-vitro and in-vivo screening and diagnosis of cancer. The Company has assumed direct development of the InPath System.

     The Company currently has one wholly owned operating subsidiary SAMBA Technologies, Sarl., a French company ("SAMBA"), which acquired the "SAMBA" business unit of Unilog Regions, a French public company on January 4, 1999. SAMBA focuses its business on biology and healthcare applications for image analysis and image management with Internet and telecommunications capabilities.

     On September 26, 2000 the Company signed a Letter of Intent to merge with and acquire control of AccuMed International, Inc. ("AccuMed"), a Delaware corporation listed on the Nasdaq Small Cap Market. The Letter of Intent was terminated on December 7, 2000. The Company is currently negotiating a new Definitive Agreement with AccuMed under terms approved by the Board of Directors of the Company. These terms provide that Ampersand would acquire 100% of the outstanding Series A Convertible Preferred Stock of AccuMed (with a current stated value of approximately $2.6 million) in exchange for a new Series A Convertible Preferred Stock of the Company, and 100% of the outstanding common stock of AccuMed in exchange for Common Stock of the Company. Holders of AccuMed Preferred Stock would receive one share of the Company's new Series A Convertible Preferred Stock for each AccuMed preferred share held. Each share of the Company's Series A Convertible Preferred Stock is convertible into approximately .43 shares of Common Stock of the Company. Holders of AccuMed common stock would receive approximately .65 shares of the Company's Common Stock for each AccuMed share held. The total number of shares of Common Stock anticipated to be issued in the transaction, including the shares of Common Stock underlying the Series A Convertible Preferred Stock, is 4,000,000. The Definitive Agreement is subject to approval by the AccuMed Board of Directors (the AccuMed Board has approved draft terms as outlined above) and the AccuMed shareholders. The Company is seeking to close the acquisition transaction by March 31, 2001.

     AccuMed is an advanced diagnostics and information solutions company that designs, builds and supplies cytology and histology products to improve the quality of cell-based specimen analysis. AccuMed's product lines include computer-aided microscopes, electronic imaging systems and image analysis software. The Company and AccuMed are parties to a Patent and Technology License Agreement, including a recent Amendment thereto, under which the Company is currently obligated to pay AccuMed a royalty of 4% of all revenue of the Company, with a minimum amount due over the life of the license of $5,000,000. Ampersand and AccuMed operate in similar markets and the integration of the product portfolios of the two companies will improve service to their respective customers and create opportunities for expanded revenue producing contracts.

                                  THE OFFERING


Securities Offered Hereby                   $5,000,000 (1,250,000 shares)
                                            of Series B 10% Convertible
                                            Preferred Stock -- $0.001 par value,
                                            stated value $4.00 per share share.


Risk Factors                                 For a discussion of certain factors
                                            that should be considered in
                                            connection with an investment in the
                                            shares, see "Risk Factors."

Listing The Series B Convertible Preferred Stock is not listed on any exchange. The Common Stock underlying the Series B Convertible Preferred Stock is listed on "Over The Counter" Bulletin Board Market (See restrictive Legend).

Common Stock outstanding
and fully diluted                           As of December 31, 2000 the Company
                                            had 30,111,457 shares of Common
                                            Stock  outstanding.  As of December
                                            31, 2000 fully  diluted  shares of
                                            Common Stock  amounted to
                                            34,641,659.  This amount includes
                                            the above outstanding  shares of
                                            Common Stock,  1,161,669 shares
                                            underlying vested  options  to
                                            purchase  Common  Stock,   3,368,533
                                            shares underlying currently
                                            exercisable  warrants  to  purchase
                                            Common  Stock.  Fully  diluted
                                            shares do not  include 1,000,000
                                            shares  underlying  convertible
                                            promissory  notes,  which  are not
                                            subject  to conversion  until 2001;
                                            1,098,331  shares  underlying
                                            unvested options to purchase Common
                                            Stock; 513,334 shares underlying
                                            un-exercisable  warrants to purchase
                                            Common Stock; shares of Common

                                            Stock, which may be issued in the
                                            AccuMed acquisition; shares of
                                            Common Stock underlying the Series A
                                            Convertible Preferred Stock which
                                            may be issued in the AccuMed
                                            acquisition; and shares of Common
                                            Stock underlying the Series B 10%
                                            Convertible Preferred Stock
                                            contemplated in this offering.

Use of Proceeds                             Costs and funding requirements of
                                            the proposed acquisition, repayment
                                            of debt, transition of developed
                                            products to manufacturing processes
                                            including dies and tooling, Clinical
                                            study and clinical trial costs, and
                                            general corporate purposes. "Use of
                                            Proceeds."

                                  RISK FACTORS

     The offering entails the raising of risk capital for investment in Shares issued by the Company. The following factors make an investment in the Shares risky and speculative. Each of such risks should be considered carefully by each prospective investor and his advisors.

     1. Limited Operating History. The Company has limited operating history.

     The Company has been engaged, previous to July 1999 through its subsidiary, InPath, exclusively in organizational and research and development activities and in developing a customer base for its intended products since its inception. Because of the early commercialization stage of the InPath System, the Company has not to date generated any sales revenues from the products. The Company is subject to various risks inherent in the start-up and development of a new business enterprise, and the failure rate for companies at this stage is quite high. No assurance can be given that InPath System products and services developed by the Company will receive general commercial acceptance and, there can be no assurance that the Company will ever operate at a profit.

     AccuMed has been in engaged in the development and sale of its current product lines since 1994. Prior to 1999, AccuMed was also engaged in a microbiology testing business, which it sold in early 1999. During 2000, AccuMed entered into an commenced delivery on initial contracts to deliver diagnostic equipment and related testing products. These products and tests are delivered to third parties, who provide them to the healthcare marketplace under there own auspices. There can be no assurances that the Company will be able to continue to support or expand the AccuMed contracts.

     2. Competition. The cellular collection cancer diagnostic market in which the Company primarily operates is highly competitive. The Company is unaware of any other companies duplicating its efforts to develop a point-of-care collection and in-vitro diagnostic system, although a number of companies are attempting to develop an in-vivo system to differentiate between cancerous, pre-cancerous and normal tissue. The Company's potential competition for the InPath System includes many companies with financial, research and development and marketing resources substantially greater than those of the Company.

     Similarly, the computer imaging and telemedicine markets in which SAMBA operates are highly competitive. Several American and foreign companies are developing and marketing products that compete directly with SAMBA's products and services.

     AccuMed operates in a similar market to that of the Company, cancer diagnostics, and it experiences the same issues as the Company in terms of competition.

     3. Dependence on Key Employees; Limited Management Resources. The success of the Company's business is dependent largely upon the services of Peter
     P. Gombrich and Leonard R. Prange and the loss of Mr. Gombrich's or Mr. Prange's services could adversely affect the Company. The Company also relies heavily on the services of Ramon Marti Batlle and Didier Adelh, respectively Managing Director and Technical Director of SAMBA.

     Although certain members of the Company's management have experience in managing or operating medical technology and other businesses, the Company has had limited operations to date. Therefore, there can be no assurance that management will be able to operate the Company profitably once it and its Subsidiaries begin selling products other than those currently sold by Samba, if ever.

     Additionally, in order to expand the operations and develop new business opportunities, the Company may be required to hire, train and retain additional management and other personnel. There can be no assurance that the Company will be able to attract additional experienced executives, management personnel and employees necessary for profitable operations.

     4. Limited Trading Market; Restrictions on Transferability. The trading market for Ampersand's common stock that currently exists is extremely limited, and it is not likely that an active trading market will develop in the future. The Common Stock received under the Offering may not be resold or transferred unless registered under applicable federal and state securities laws or exempt from such registration requirements. Accordingly, any purchaser of the Shares should consider the Common Stock to be illiquid and should be prepared to hold such Common Stock for an indefinite period of time.

     5. Patents, Trade Secrets and Trademarks. The Company has applied for a variety of patents with the United States Patent & Trademark Office and several foreign patent authorities. There can be no assurance that any patents that may be issued to or for the benefit of the Company in the future will provide the Company with significant competitive advantages, that patent applications which may be applied for by or for the benefit of the Company will be granted or that challenges will not be instituted against the validity or enforceability of any such patent applications and, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent or patent application, or to prevent infringement, can be substantial even if InPath were to prevail. Furthermore, there can be no assurance that others will not independently develop similar technologies or products, duplicate the Company's technology or design around the patented aspects of the Company's products. The protection afforded by patents depends upon a variety of factors, which may severely limit the value of the patent protection, particularly in foreign countries. The Company intends to protect much of its core technology which it now possess or later develops as trade secrets rather than to rely on patents, either because patent protection is not possible or, in management's opinion, would be less effective than maintaining secrecy. To the extent that it relies on trade secret protection, there can be no assurance that the Company's efforts to maintain secrecy will be successful or that third parties will not be able to develop the technology independently. The Company expects to register various trademarks associated with its collection and diagnostic system, however, no assurance can be given that if registered any such registration or use thereof will not be challenged by third parties, or that if challenged the Company will be prevail. AccuMed is the holder of an extensive portfolio of patents, patent applications, trade secrets, trademarks, and technology. AccuMed has continued to add to this portfolio with newly developed products, which it will continue to protect through the use of patents and trade secrets. AccuMed's business strategy has been to license the use of specific patents and technology into very narrow and limited use applications. The Company intends to continue to follow this strategy, should the proposed merger be consummated.

     6. Government Regulation. For sale and use in the United States, the InPath System products will need to be approved for marketing by the Food and Drug Administration (the "FDA"). There can be no assurance that the FDA or other governmental agencies will approve the InPath System products and services and the advertising and delivery of those services. Internationally, the InPath System products may be subject to various government regulations. Such current or potential regulations may delay the introduction of new products and services and increase the Company's cost of doing business. Additionally, certain of SAMBA's products may require FDA approval prior to any sale or use within the U.S., which would likely delay the introduction of these products to the U.S. market and increase the cost of doing business. SAMBA currently has all required regulatory approvals in France, but may have to apply for regulatory approval in other countries in order to market its products outside of France. There can be no assurance that SAMBA will be able to obtain any regulatory approvals necessary to expand its market.

     AccuMed has certain products, which require FDA clearance and has obtained FDA clearance for two applications of a specific product. AccuMed also relies on third party users of its tests and technology to obtain regulatory clearances when required.

     7. Manufacturing and Marketing. The Company's ability to operate profitably in the cellular collection cancer diagnostic market will depend on the successful transfer of its proprietary technology to commercial-scale creation of both product and process of the InPath System. There can be no assurance that the Company will not incur substantial cost overruns and delays in preparing product for the marketplace. Additionally, there can be no assurance that the Company's proprietary technology can or will be successfully commercialized.

     AccuMed currently manufactures instruments for delivery to several customers in a small scale manufacturing facility. AccuMed has no intention to ramp up the scale of this facility at this time. Should the proposed acquisition be consummated, the Company may continue with the current scale of manufacturing. If volume requirements were to dictate expansion, such activity would be outsourced to an approved third party supplier.

     8. Product Liability and Insurance. The marketing and sale of products of the type proposed to be manufactured and sold as the InPath System entails a risk of product liability claims by consumers and other users of the Company's products. The Company currently has no product liability insurance and does not intend to obtain such insurance until it commences the marketing and sale of commercial products. There is no assurance that the Company will be able to obtain a policy that is sufficient to cover the Company against all possible liabilities or that the policy can be obtained and maintained in force at an acceptable cost to the Company. In the event of a successful product liability claim against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company.

     9. Speculative Nature of Investment. THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. The offering price per SHARE has been determined unilaterally by the Company and does not constitute a representation that the SHARES could be resold for that price.

     10. Lack of Independent Broker-Dealer. The SHARES are not being offered through an independent underwriter. Accordingly, Holders will not have the advantage of an independent underwriter's "due diligence" investigation of the merits of the Offering.

     17. Risk if Less Than All the Shares are Sold. If the Company sells less than all of the SHARES, it may not be able to fund the items described in the section of this Offering Memorandum entitled "Use of Proceeds." Furthermore, should the Company sell all of the Shares, there are no assurances that the Company will not be required to seek additional financing, either debt or equity.

                                 USE OF PROCEEDS

          The Company intends to use the net proceeds of the Offering to fund costs related to the acquisition, repayment of debt, transition of products from development to manufacturing including tooling and die costs, clinical study and clinical trial costs, general working capital and operations, and other general corporate purposes. Pending such uses, the Company intends to invest the net proceeds from this Offering in short-term, investment grade, interest bearing securities.

                           PRICE RANGE OF COMMON STOCK

     Ampersand's common stock is quoted on the Over the Counter Bulletin Board under the symbol "AMPM". As of December 31, 2000 there were approximately 1,130 holders of record of the Company's Common Stock. The following table sets forth the high and low sales prices per share of Ampersand's common stock for the periods indicated. These quotations and sales prices do not include retail mark-ups, mark-downs or commissions.


                                               Price Range of Common Stock
                                               ----------------------------
         Year Ending December 31, 2000:           High               Low
         ------------------------------        ---------          ---------
               1st Quarter                      $5.5625            $1.0000
               2nd Quarter                      $4.1250            $2.3750
               3rd Quarter                      $3.5000            $1.9375
               4th Quarter                      $2.8750            $0.7500

     On January 23, 2001 the reported last sale price for Ampersand's common stock was $1.875 per share.

     The Company currently intends to retain its earnings to finance future growth and therefore has no present intention of paying dividends. The dividend policy will be reviewed regularly by the Company's Board of Directors in light of, among other things, its results of operations and capital requirements and any contractual restrictions.

                                 CAPITALIZATION

     The following table sets forth the total capitalization of Ampersand on an un-audited pro forma fully diluted basis.


                                                          Pro forma Shares       Pro forma Amounts
                                                             Outstanding 1         (In thousands)
                                                          ----------------       ------------------
Preferred Stock, $0.001 par value
     Authorized 5,000,000 shares;
        None issued and outstanding
Series A Convertible Preferred Stock 2
Series B 10% Convertible Preferred Stock 3
Common Stock, $0.001 par value
     Authorized 50,000,000 shares
        Issued & outstanding at Sept. 30, 2000                30,056,468             $    30
        Additional shares issued in 4rd quarter                   54,989
Additional paid in Capital at Sept. 30, 2000                                         $13,095
Accumulated deficit at Sept. 30, 2000                                               ($10,275)
Assumed exercise of vested stock options                       1,161,669             $ 1,153
Assumed exercise of vested warrants                            3,368,533             $ 1,580
Promissory notes with a conversion clause                      1,000,000             $ 1,000
                                                            ---------------        ----------------
         Totals                                               35,641,659             $ 6,583




     1 Excludes 450,000 stock appreciation rights payable in Common Stock at the Company's option, and 1,098,331 unvested options to purchase Common Sock and 513,334 un-exercisable warrants to purchase Common Stock. No effect has been given to any equity transaction related to the proposed acquisition or this Offering.

     2 Approximately 590,000 shares of Series A Convertible Preferred Stock are anticipated to be issued at the closing of the AccuMed acquisition transaction.

     3 Shares represented by this Offering.

                                    BUSINESS

     A complete description of the business of Ampersand Medical Corporation is included in the Annual Report of Form 10-K filed by the Company for the year ended December 31, 1999 included as Exhibit A herewith.

     AccuMed is an advanced diagnostics and information solutions company that designs, builds and supplies cytology and histology products to improve the quality of cell-based specimen analysis. AccuMed's product lines, including AcCell TM computer-aided microscopes and AcCell Savant TM, encompass electronic imaging systems and image analysis software. AccuMed has most recently focused on the customization of these products for specific testing applications to detect the presence of abnormal cellular material including cancer.

     The Company's products and those of AccuMed are complimentary to each other. The proposed acquisition, if consummated, will focus on the integration of these technologies to offer more dynamic and cost effective solutions for the combined base of customers.

The Company is entering the dynamic healthcare sector at a critical moment in its revolutionary development as an industrialized service sector industry. With its experienced and proven management team, growing stable of proprietary technologies, core competencies to support integration of product lines, and a strong commitment to comprehensive disease management for improved patient outcomes, the Company is well positioned for rapid and sustained market penetration.

                                   MANAGEMENT

     A complete listing of officers and directors can be found in the Proxy for the Annual Meeting held on May 23, 2000 included as Exhibit B herewith.


           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     A complete listing of the beneficial ownership of Common Stock that is held by each (i) director of the Company, (ii) each executive officer of the Company,
(iii) all executive officers and directors as a group and (iv) each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the outstanding Common Stock can be found in the Proxy for the Annual Meeting of Stockholders held on May 23, 2000 included herewith as Exhibit B.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), and 5,000,000 shares of so called "blank check" Preferred Stock, $.001 par value per share ("Preferred Stock").

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the Company's stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares will exclusively possess all voting power. Holders of Common Stock do not have the right of cumulative voting for the election of directors. Subject to the preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor, and will be entitled to receive pro rata all assets of the Company available for distribution to such holders upon liquidation. No shares of the Common Stock have any preemptive or conversion rights, or the benefits of any sinking fund. All of the shares will be, when issued and sold, validly issued, fully paid and non-assessable.

     The Bylaws provide that any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present.

     The Certificate of Incorporation (the "Certificate") and the Bylaws provide that the number of directors of the Company will be fixed from time to time exclusive by the Board of Directors, (currently fixed at 5 directors), and subject to any rights of holders of Preferred Stock of the Company, if any, and unless the Board of Directors otherwise determines, a majority of the directors then in office may fill any vacancies on the Board of Directors.

     The provisions of Delaware law, the Certificate and the Bylaws summarized above may tend to deter any potential unsolicited or hostile takeover attempt or other efforts to obtain control of the Company and thereby deprive some stockholders of opportunities to sell shares of the Company at higher than market prices.

PREFERRED STOCK

     The Company's Certificate also authorizes 5,000,000 shares of Preferred Stock.

     In conjunction with the acquisition of AccuMed, the Company will file a Certificate of Designation covering up to 600,000 shares of Series A Convertible

Preferred Stock, par value $0.001 per share, stated value $4.50 per share, which will be exchanged for shares of AccuMed Series A Convertible Preferred Stock. The preferential rights of the Company's Series A Convertible Preferred Stock will be limited to liquidation rights in certain circumstances; the right to convert each share of Series A Convertible Preferred Stock into approximately
 .43 shares of the Company's Common Stock; and, an automatic conversion into Common Stock of the Company if the trading price of the Common Stock reaches $13.50 per share.

In conjunction with this Offering the Company will file a Certificate of Designation covering up to 1,500,000 shares of Series B 10% Convertible Preferred Stock, par value $0.001, stated value $4.00. The preferential rights of the Company's Series B 10% Convertible Preferred Stock will be limited to a dividend equal to 10% per annum, payable in cash or shares of common stock at the option of the Company; the sole right of the Holder to convert each share of Series B Convertible Preferred Stock into 4 shares of the Company's Common Stock at any time; an automatic conversion into Common Stock of the Company at a point in time when the price of the Common Stock has been at or above $4.00 per share for forty (40) consecutive trading days; and, certain rights regarding registration (see the attached Registration Rights Agreement).

The designation and rights of the remaining authorized Preferred Stock are presently unspecified and will be set by the Company's Board of Directors at a later date.

STOCK OPTIONS

The Ampersand Medical Corporation 1999 Equity Incentive Plan including Amendment No.1 as approved by a vote of the stockholders authorizes the Board of Directors to issue grants of restricted stock, stock appreciation rights, incentive stock options, and non- qualified stock options. The Board of Directors of the Company may authorize the issuance of up to a total of 3,000,000 shares of Common Stock under the various provisions of the amended plan. To date, awards of 227,000 shares of restricted Common Stock and options to purchase 2,260,000 shares of Common Stock have been granted to officers, directors, employees and consultants.

The Ampersand Medical Corporation Employee Stock purchase Plan approved by a vote of stockholders authorizes the Board of Directors to make available, for purchase by Company employees, up to a maximum of 200,000 shares of Common Stock. The Plan provides that employees may purchase shares of Common Stock at 85% of the average closing market price of shares on specific measurement dates specified by the Plan. The first accumulation purchase period under the Plan ended on December 31, 2000. The Company is obligated to issue 21,989 shares of Common Stock to employees, out of the total pool of available shares, based on the payroll deductions made from participating employee wages during the accumulation period.

TRANSFER AGENT AND REGISTRAR

     The Company will act as transfer agent and registrar for the Series A Convertible Preferred Stock and the Series B 10% Convertible Preferred Stock.

     The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York, 10004.


                              PLAN OF DISTRIBUTION

     The Company has not set an offering minimum amount. The Company intends to accept, or reject, Share Purchase Subscription Agreements as they are received until February 15, 2001, the termination date of the Offering, and to process the issuance of Series B 10% Convertible Preferred Shares subscribed upon receipt by the Company of cleared funds. The Company reserves the right, in its sole discretion, to extend, suspend, terminate, or rescind the Offering at any time.

     The Offering is being made pursuant to exemptions from registration provided by Section 4(2) of the Securities Act, Regulation D promulgated thereunder, and exemptions available under applicable state securities laws and regulations. The Shares will be offered for sale only to Accredited Investors (as defined below). The Company, in its sole and absolute discretion, reserves the right to approve or disapprove each investor.

REGISTRATION RIGHTS

     None of the Shares, or underlying Common Stock, have been registered under the Securities Act. Where required the Company will comply with applicable state securities "Blue Sky" laws. None of the Shares, or underlying Common Stock, may be transferred in the absence of an effective registration statement under the Securities Act and any applicable state securities laws or an opinion of counsel acceptable to the Company and its counsel that such registration is not required.

     The shares of Common Stock underlying the Series B 10% Convertible Preferred Stock shall be entitled to the registration rights provided by a Registration Rights Agreement in substantially the form included as Exhibit A. The Registration Rights Agreement provides, among other things that prior to April 1, 2002, the Company has no obligation to register any of the shares of Common Stock, except that in the case of the conversion of Series B 10% Convertible Preferred Stock, whether at the election of the Holder or under the automatic conversion provisions, the Company shall be obligated to register the shares of Common Stock issued in such conversion within thirty (30) days. Thereafter, parties to the Registration Rights Agreement holding 51% or more of the Common Stock, underlying the Series B 10% Convertible Preferred Stock sold in the Offering shall be entitled to one demand registration and two piggyback registrations.

CONDITIONS OF THE OFFERING

     The termination date of the Offering is February 15, 2001, unless extended by the Company in writing.

     The Company reserves the right, in its absolute and sole discretion, to reject any subscription for any reason.

SUBSCRIPTION PROCEDURE

     It is anticipated that the sale of the Shares may take place at one or more closings in Chicago, Illinois, or such other place as shall be decided by the Company. Each prospective purchaser desiring to subscribe for Shares will be required to execute and return to the Company the Signature Page of the Registration Rights Agreement and the Share Purchase Subscription Agreement and related Signature Page, included as Exhibits F,G, and H respectively. Prospective purchasers must also wire transfer United States funds directly to the Company's bank or deliver a check to the Company in the amount of the purchase price of the Shares. Purchasers who pay by personal check should take appropriate steps to ensure that the check is received by the bank sufficiently far in the advance of the Offering termination date to allow the check to clear before that date. Purchasers who subscribe on a date approaching that of a scheduled closing should consider paying by wire, by certified check or by other appropriate means sufficient to ensure that the funds are in the escrow account in advance of the scheduled closing date. Purchasers who pay by checks which fail to clear the banking system before the scheduled termination date may not be permitted to participate in the Offering at the sole discretion of the Company.

MINIMUM SUBSCRIPTION

     Each investor must subscribe for a minimum of $100,000 (25,000 shares), provided, however, that the Company may, in its sole discretion, accept subscriptions for smaller amounts.

SUITABILITY STANDARDS

     Investment in the Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in their investments. Therefore, the Company has adopted a general investor suitability standard whereby each subscriber for Shares represents, by means of such subscription, that: (a) the investor is acquiring the Shares for investment and not with a view to resale or distribution; (b) the investor can bear the economic risk of losing his entire investment; (c) the investor's overall commitment to investments which are not readily marketable is not disproportionate to his net worth and his investment in the Shares will not cause such overall commitment to become excessive; (d) the investor has adequate means of providing for his current needs and personal contingencies and has no need of liquidity in his investment in the Shares; and (e) the investor has substantial experience in making investment decisions of this type or is relying on his own purchaser representative in making this investment decision. See "Risk Factors."

ACCREDITED INVESTORS

     In addition, all subscribers for Shares must be "Accredited Investors" as defined in Rule 501 of Regulation D under the Securities Act, each of whom must meet one of the following conditions:

     (i) if a natural person, have an individual income in excess of $200,000 in each of the two most recent years or joint income with spouse in excess of $300,000 in each of those years, and have a reasonable expectation of reaching that same income level in the current year; or

     (ii) if a natural person, have an individual net worth, or a joint net worth with a spouse, at the time of purchase, in excess of $1,000,000 (net worth for purposes of this Offering unless otherwise noted includes home, home furnishings and automobiles;

     (iii) is an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, limited liability company, Massachusetts or similar business trust, partnership or trust (if the trust's purchase of securities is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D under the Securities
           Act), not formed for the specific purpose of acquiring the securities offered, with assets in excess of $5,000,000 and has the power and authority to execute and comply with the terms of the Offering; or

     (iv) other categories of investors included within the definition of Accredited Investor which may subscribe for Securities include the following: certain institutional investors, including certain banks, whether acting in their individual or fiduciary capacities; registered securities broker-dealers; certain insurance companies; federally registered investment companies; business development companies (as defined under the Investment Company Act of 1940); Small Business Investment Companies licensed by the U.S. Small Business Administration under the Small Business Investment Act of 1958; certain employee benefit plans; private business development companies (as defined in the Investment Advisors Act of 1940); and certain directors, executive officers and other policy-making officers of the Company and/or their Affiliates. (An "Affiliate" with respect to any specified person or entity means any other person or entity directly or indirectly controlling, controlled by or under common control with such specified person or entity. For purposes of this definition, the term "control" with respect to any specified person or entity means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term Affiliate does not apply to any person or entity who serves solely as an independent director, trustee, managing member or partner of the Company or an Affiliate of the Company.); or

     (v) is an entity in which all the equity owners are "Accredited Investors" as described in (i), (ii), (iii) or (iv) above.

The suitability standards set forth above represent minimum suitability requirements for prospective investors. The satisfaction of such standards by a prospective investor does not necessarily mean that the Shares are suitable investments for such prospective investor. The Company may make or cause to be made such further inquiry and obtain such additional information as it deems appropriate with regard to the suitability of prospective investors.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of United States Federal ("Federal") income tax considerations to an initial purchaser of shares is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder, and judicial and administrative interpretations thereof as currently in effect, all of which are subject to change, and is for general information only. The tax treatment of a holder of Shares may vary depending upon his particular situation. This discussion assumes that holders will hold the Shares as capital assets. In addition, this discussion does not purport to deal with all aspects of Federal income taxation that may be relevant to an investor and is not intended to be applicable to all categories of investors, some of which may be subject to special rules (for example, life insurance companies, tax-exempt investors and financial institutions). This discussion does not describe any tax consequences arising out of the laws of any state, locality or foreign jurisdiction.

All participants in this offering are advised to consult their tax advisors regarding the federal, state and local tax consequences of their participation in this offering, ownership and disposition, and the effect that a Holder's particular circumstances may have on such tax consequences.

OWNERSHIP OF THE SHARES

     Sale or Exchange of the Shares. If Shares are sold or exchanged in a taxable transaction, a holder will generally recognize gain or loss equal to the difference between the amount of cash and the fair market value of property received and his adjusted tax basis in the Shares. Such gain or loss will generally be capital gain or loss and will be long-term gain or loss if the Shares have been held for more than one year as of the date of their disposition.